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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
priceline.com Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 22, 2004

Dear Stockholder:

        You are cordially invited to attend the 2004 Annual Meeting of Stockholders (the "Annual Meeting") of priceline.com Incorporated (the "Company") to be held at 2:00 p.m. on Tuesday, June 1, 2004 at the Clarion Hotel, 789 Connecticut Avenue, Norwalk, Connecticut 06854.

        At the Annual Meeting, stockholders will be asked to (i) elect eleven Directors; and (ii) ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors. The accompanying Notice of 2004 Annual Meeting of Stockholders and Proxy Statement describe the matters to be presented at the Annual Meeting.

        The Board of Directors unanimously recommends that stockholders vote in favor of the election of the nominated Directors and to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors.

        Whether or not you plan to attend the Annual Meeting, please mark, sign, date and return your proxy card in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy card. You may attend the Annual Meeting and vote in person even if you have previously returned your proxy card. All stockholders who attend the meeting will be required to present valid picture identification, such as a driver's license or a passport. We hope you are able to join us on June 1.

Sincerely,
/s/ RALPH M. BAHNA
Ralph M. Bahna Chairman of the Board

IMPORTANT

        A proxy card is enclosed. We urge you to complete and mail the card promptly in the enclosed envelope, which requires no postage if mailed in the United States. Any stockholder attending the Annual Meeting may personally vote on all matters that are considered, in which event the signed and mailed proxy will be revoked.

IT IS IMPORTANT THAT YOU VOTE YOUR STOCK

priceline.com Incorporated
800 Connecticut Avenue
Norwalk, Connecticut 06854

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, JUNE 1, 2004

To the Stockholders of priceline.com Incorporated:

        We hereby notify you that the Annual Meeting of Stockholders of priceline.com Incorporated (the "Company") will be held on Tuesday, June 1, 2004 at 2:00 p.m. local time at the Clarion Hotel, 789 Connecticut Avenue, Norwalk, Connecticut 06854 for the following purposes:

  •
  To elect eleven Directors to hold office until the next annual meeting of stockholders or until their respective successors are elected and qualified.

  •
  To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for our fiscal year ending December 31, 2004.

  •
  To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

        These business items are more fully described in the Proxy Statement accompanying this Notice.

        The Board of Directors has fixed the close of business on April 20, 2004 as the record date for identifying those stockholders entitled to notice of, and to vote at, this Annual Meeting and at any adjournment or postponement of this meeting.

By Order of the Board of Directors
/s/ PETER J. MILLONES
Peter J. Millones Executive Vice President, General Counsel and Corporate Secretary

Norwalk, Connecticut

April 22, 2004

        All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

PRICELINE.COM INCORPORATED
PROXY STATEMENT
TABLE OF CONTENTS

PROXY STATEMENT
General	1
Solicitation	1
Voting Rights and Outstanding Shares; Approval	1
Revocability of Proxies	2
Stockholder Proposals	2
PROPOSAL 1: ELECTION OF DIRECTORS	2
Board Committees and Meetings	5
PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS	7
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	7
Section 16(a) Beneficial Ownership Reporting Compliance	10
DIRECTOR AND EXECUTIVE COMPENSATION	10
Compensation of Directors	10
Compensation of Executive Officers	11
Summary Compensation Table	12
Option Grants Last Fiscal Year	13
Aggregated Option Exercises in 2003 and Fiscal Year-End Option Values	14
Other	14
EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS	15
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	17
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION	18
PERFORMANCE MEASUREMENT COMPARISON	20
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	22
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	24
STATEMENT OF CORPORATE GOVERNANCE	26
AUDITOR INDEPENDENCE	28
OTHER MATTERS	29

priceline.com Incorporated
800 Connecticut Avenue
Norwalk, Connecticut 06854

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY JUNE 1, 2004

INFORMATION CONCERNING SOLICITATION AND VOTING

General

        The enclosed proxy is solicited on behalf of the Board of Directors of priceline.com Incorporated ("we" or "priceline.com" or the "Company") for use at the Annual Meeting of Stockholders to be held on Tuesday, June 1, 2004, at 2:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement of this meeting, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Clarion Hotel, 789 Connecticut Avenue, Norwalk, Connecticut 06854. We intend to mail this proxy statement and accompanying proxy card on or about May 4, 2004 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

        We will pay for the entire cost of proxy solicitations, including preparation, assembly, printing and mailing of proxy solicitation materials. We will provide copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of priceline.com common stock beneficially owned by others to forward these materials to the beneficial owners of common stock. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials. Directors, officers or other regular employees of ours may also solicit proxies by telephone, telegram or in-person. We will not additionally compensate directors, officers or other regular employees for these services.

Voting Rights and Outstanding Shares; Approval

        Only stockholders of record at the close of business on April 20, 2004 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 20, 2004, 37,702,023 shares of common stock were outstanding and entitled to vote. Each holder of record of common stock on April 20, 2004 will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

        The inspector of election appointed for the meeting will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved. A majority of the outstanding shares of common stock, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.

        The nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of Directors by the shares of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting shall be elected Directors. Holders of common stock are not allowed to cumulate their votes in the election of Directors. The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. The Board of Directors recommends a vote FOR each of the Board of Director's nominees and FOR ratification of Deloitte & Touche LLP as the Company's independent auditors.

Revocability of Proxies

        Any person giving a proxy in response to this solicitation has the power to revoke it at any time before it is voted. Proxies may be revoked by any of the following actions:

  •
  filing a written notice of revocation with our Corporate Secretary at our principal executive office (800 Connecticut Avenue, Norwalk, Connecticut 06854);

  •
  filing with our Corporate Secretary at our principal executive office (800 Connecticut Avenue, Norwalk, Connecticut 06854) a properly executed proxy showing a later date; or

  •
  attending the meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy). Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

Stockholder Proposals

        Stockholders who, in accordance with SEC's Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2005 Annual meeting must submit their proposals to our Secretary on or before January 20, 2005.

        In order for proposals to be properly brought before the 2005 Annual Meeting in accordance with our By-laws (and not pursuant to SEC's Rule 14a-8), a stockholder's notice of the matter the stockholder wishes to present must be delivered to our Secretary not less than 60 nor more than 90 days prior to the first anniversary of the date of this year's Annual Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our By-laws (and not pursuant to SEC's Rule 14a-8) must be received no earlier than March 3, 2005 and no later than April 2, 2005.

Proposal 1

Election of Directors

        In accordance with the Company's Bylaws, the Board of Directors has fixed the number of Directors constituting the entire Board of Directors at eleven. The Board of Directors has proposed that the following eleven nominees be elected at the Annual Meeting, each of whom will hold office until his or her successor has been elected and qualified: Jeffery H. Boyd, Ralph M. Bahna, Howard W. Barker, Jr., Jeffrey E. Epstein, Patricia L. Francy, James M. Guyette, Edmond Tak Chuen Ip, Dominic Kai Ming Lai, Marshall Loeb, Nancy B. Peretsman and Ian F. Wade. Unless otherwise instructed, it is the intention of the persons named as proxies on the accompanying proxy card to vote shares represented by properly executed proxies for such nominees. Although the Board of Directors anticipates that the eleven nominees will be available to serve as Directors of the Company, if any of them should be unwilling or unable to serve, it is intended that the proxies will be voted for the election of such substitute nominee or nominees as may be designated by the Board of Directors. If elected at the Annual Meeting, each of the nominees would serve until the 2005 annual meeting and until his or her successor is elected and has qualified, or until his or her earlier death, resignation or removal. Each person nominated for election has agreed to serve if elected. Management has no reason to believe that any nominee will be unable to serve.

        The nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of Directors by the shares of common stock present, in person or by proxy, shall be elected Directors. Holders of common stock are not allowed to cumulate their votes in the election of Directors. The Board of Directors recommends a vote FOR Proposal 1.

        Set forth below is biographical information for each person nominated to serve as a Director of the Company.

        Jeffery H. Boyd, age 47, has served as a Director of priceline.com since October 2001. Mr. Boyd has been President of priceline.com since May 2001 and Chief Executive Officer since November 2002. Mr. Boyd was President and Co-Chief Executive Officer from August 2002 to November 2002 and Chief Operating Officer from November 2000 to August 2002. He previously served as Executive Vice President, General Counsel and Secretary of priceline.com from January 2000 to October 2000. In 1995, Mr. Boyd joined Oxford Health Plans, Inc. as its Executive Vice President, General Counsel and Secretary, where he served in such capacities through December 1999.

        Ralph M. Bahna, age 60, has served as a Director of priceline.com since July 1998 and Chairman of the Board of Directors since April 7, 2004. Since 1992, Mr. Bahna has been the President of Masterworks Development Corp., a company he founded to develop an international group of hotels named Club Quarters™. Club Quarters are private, city-center facilities designed for the business travelers of cost conscious organizations. Since 1993, Mr. Bahna has served as the Chairman of Club Quarters™. From 1980 to 1989, Mr. Bahna served as the Chief Executive Officer of Cunard Lines, Ltd., and the Cunard Group of Companies. Prior to Cunard, Mr. Bahna was employed by Trans World Airlines, Inc., where he developed and launched its highly successful Ambassador Service.

        Howard W. Barker, Jr., age 57, has served as a Director of priceline.com since January 2003. Mr. Barker was a partner of the auditing firm KPMG LLP from July, 1982 until September, 2002, when he retired. He currently serves on the Board of Medco Health Solutions, Inc. and is chairman of their audit committee. He is a member of the American Institute of Certified Public Accountants, the Connecticut Society of Certified Public Accountants and the Florida Institute of Certified Public Accountants. He has served as Treasurer and member of the Board of Directors of Senior Services of Stamford, as President and member of the Board of Directors of the Volunteer Center from 1990 to 1996 and member of the Board of Directors of the Darien United Way and Person to Person from 1997 to 1999 and 1998 to 2000, respectively.

        Jeffrey E. Epstein, age 47, has served as a Director of priceline.com since April 2003. Mr. Epstein was the Senior Vice President and Chief Financial Officer of VNU's Media Measurement and Information (MMI) Group, whose businesses include Nielsen Media Research, from March 2002 until December 2003. Mr. Epstein is a member of the Board of Directors of Revonet. From March 1998 to February 2002, Mr. Epstein held senior management positions with DoubleClick, including Chief Financial Officer.

        Patricia L. Francy, age 58, has served as a Director of priceline.com since April 2003. Ms. Francy has been Treasurer/Controller (retired) and Special Advisor for Alumni Relations at Columbia University since January 1, 2004 and was Treasurer & Controller of Columbia University from 1989 until 2003. She has been affiliated with the University since 1968, and has served as Director of Finance and Director of Budget Operations. She has served on the boards of various University-affiliated not-for-profits, including Reid Hall in Paris, junior year abroad and scholars programs. Ms. Francy is Director of Outward Bound USA, Expeditionary Learning Outward Bound, and Junior Achievement, Inc. She is Director and former Chair of the Women's Economic Round Table. Ms. Francy is also Director of the Siebert Financial Corporation, one of the nation's first retail discount brokerage firms, and Old Westbury Funds, Inc. and Bessemer Funds Trust.

        James M. Guyette, age 59, has served as a Director of priceline.com since November 2003. Mr. Guyette is currently President and Chief Executive Officer of Rolls-Royce North America Inc., a world-leading supplier of power systems to the global aerospace, defense, marine and energy markets, a position he has held since 1997. Prior to joining Rolls-Royce, Mr. Guyette was Executive Vice President—Marketing and Planning for United Airlines. He held a number of other senior roles in his nearly 30 years with the carrier. Mr. Guyette serves on the boards of Rolls-Royce plc, Pembroke Group, International Aero Engines and PrivateBancorp Inc. He is Chairman of the Board of Directors

of the Wings Club, a member of the Board of Governors for the Aerospace Industries Association and was a founding member, and is currently Treasurer, of the Aviation Safety Alliance.

        Edmond Tak Chuen Ip, age 51, is Cheung Kong (Holdings) Limited's representative on priceline.com's Board of Directors, a position he has held since July 2001. Mr. Ip has been an Executive Director of Cheung Kong (Holdings) Limited since 1993. He is also Deputy Chairman of Cheung Kong Infrastructure Holdings Limited, and an Executive Director of CK Life Sciences Int'l., (Holdings) Inc. and a Non-executive Director of TOM Group Limited. Mr. Ip sits on the board of directors of a number of publicly and privately held companies in Hong Kong. Cheung Kong (Holdings) Limited received the right to select a representative to serve as a member of priceline.com's Board of Directors in connection with Cheung Kong (Holdings) Limited's purchase of priceline.com common stock in July 2001.

        Dominic Kai Ming Lai, age 50, is one of Hutchison Whampoa Limited's two representatives on priceline.com's Board of Directors, a position he has held since July 2001. Mr. Lai is an Executive Director of Hutchison Whampoa Limited, the Deputy Chairman of Hutchison Global Communications Holdings Limited and Hutchison Harbour Ring Limited and a Director of Partner Communications Company Ltd., which files periodic reports with the Securities and Exchange Commission. Hutchison Whampoa Limited received the right to select a second representative to serve as a member of priceline.com's Board of Directors in connection with Hutchison Whampoa Limited's purchase of priceline.com common stock in July 2001.

        Marshall Loeb, age 74, has served as a Director of priceline.com since July 1998. He is a columnist for, and member of the Advisory Board of, CBS MarketWatch.com, an on-line financial news and analysis service. Mr. Loeb also is a broadcast commentator for the CBS Radio Network. From 1996 to 1999, Mr. Loeb was the Editor of the Columbia Journalism Review. He served as the Managing Editor of Fortune magazine from 1986 to 1994 and as the Managing Editor of Money magazine from 1980 to 1984. He also has served as the Business Editor, Nation Editor and Economy Editor of Timemagazine. Mr. Loeb is a member of the Advisory Board of Bagehot Fellows Program at Columbia University. He is also the author of 14 books, most recently 52 Weeks to Financial Fitness.

        Nancy B. Peretsman, age 50, has served as a Director of priceline.com since February 1999. Since June 1995, she has been a Managing Director of Allen & Company LLC (formerly Allen & Company Incorporated), an investment bank. Prior to joining Allen & Company LLC, Ms. Peretsman had been an investment banker since 1983 at Salomon Brothers Inc., where she was a Managing Director since 1990. Ms. Peretsman serves on the Board of Directors for Charter Communications and for several private companies in which Allen & Company Incorporated has an investment. She is Vice Chairman of the Board of The New School. Ms. Peretsman is a Trustee of the Institute of Advanced Study and a member of the Board of Teach for America. Ms. Peretsman served for fourteen years on the Board of Trustees of Princeton University and is currently an Emerita Trustee.

        Ian F. Wade, age 64, is one of Hutchison Whampoa Limited's two representatives on priceline.com's Board of Directors, a position he has held since February 2001. Since March 1982, Mr. Wade has been Group Managing Director of Hutchison Whampoa Limited's A.S. Watson & Co., Limited. Mr. Wade sits on the boards of directors of a number of privately held companies and institutions, including the Board of the Community Chest of Hong Kong and the Hong Kong Red Cross Advisory Committee. Hutchison Whampoa Limited received the right to select a representative to serve as a member of priceline.com's Board of Directors in connection with Hutchison Whampoa Limited's purchase of priceline.com common stock in February 2001.

        Set forth below is biographical information for each executive officer of the Company (each an "executive officer"), other than executive officers who are nominated to serve as Directors of the Company and whose biographical information is set forth above.

        Thomas P. D'Angelo, age 44, has been Chief Accounting Officer and Controller since May 2003. Mr. D'Angelo was Senior Vice President, Finance and Controller of priceline.com from October 1997. From April 1993 to October 1997, he was Chief Financial Officer of Direct Travel, Inc., a corporate travel agency. Mr. D'Angelo has spent the last 23 years in the travel industry holding various financial management positions with travel management companies.

        Brett Keller, age 35, has been Chief Marketing Officer of priceline.com since January 2002. He previously served as Senior Vice President, Marketing of priceline.com and in other positions from February 1999 through December 2001. From 1997 to 1999, Mr. Keller served as Director of Online Travel at Cendant.

        Peter J. Millones, age 34, is Executive Vice President, General Counsel and Corporate Secretary of priceline.com. Mr. Millones has been General Counsel and Corporate Secretary of priceline.com since January 2001. He previously served as Vice President and Associate General Counsel of priceline.com from March 2000 to January 2001. From September 1995 through March 2000, Mr. Millones was with the law firm of Latham & Watkins.

        Robert J. Mylod Jr., age 37, has been the Chief Financial Officer of priceline.com since November 2000. From May 2000 to October 2000, Mr. Mylod was acting Chief Financial Officer for WebHouse Club, Inc., a privately held e-commerce company and a licensee of priceline.com. From January 1999 to May 2000, Mr. Mylod held several different positions within priceline.com's finance department, including Senior Vice President, Finance. Prior to joining priceline.com, Mr. Mylod was a Principal at Stonington Partners, a private equity investment firm that manages over $1 billion of institutional capital dedicated to venture capital investments and leveraged buyouts. Mr. Mylod is on the board of directors of EverBank Financial Corp.

        Ronald V. Rose, age 52, has been the Chief Information Officer of priceline.com since March 1999. From September 1995 to March 1999, Mr. Rose served in various capacities with Standard & Poor's, a financial services company, including Chief Technology Officer of Retail Markets. While at Standard & Poor's, Mr. Rose led the development of many Internet initiatives within the Financial Information Services area and chaired the Internet Architecture Council.

        Christopher L. Soder, age 43, has been Executive Vice President, Lodging and Vacation Products since July 2002. From February 2000 to July 2002, Mr. Soder was President of priceline.com's hotel service. Before joining priceline.com, Mr. Soder was Western Region Vice President, Business Markets, for AT&T, where he was responsible for the company's complete technology portfolio sales to over 20,000 business customers across a 10-state region.

        Mitchell L. Truwit, age 35, has been priceline.com's Chief Operating Officer since July 2002. He joined the company in July 1999 as Senior Vice President, Corporate Development and was promoted to Executive Vice President, Operations, in November 2000. Before coming to priceline.com, Mr. Truwit was Director of Business Development for Oxford Health Plans.

Board Committees and Meetings

        During 2003, the Board of Directors held nine meetings. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

        The Audit Committee of the Board of Directors consists of Howard Barker, Jr., Jeffrey E. Epstein and Patricia L. Francy. Mr. Barker has been Chairman of the Audit Committee since January 2003 and Mr. Epstein and Ms. Francy have been members of the Audit Committee since April 2003. The Audit Committee's responsibilities include, among other things, reviewing priceline.com's financial statements and accounting practices, overseeing the Company's relationship with the independent auditors, including, without limitation, making all decisions relating to appointing, determining funding for and overseeing the independent auditors, and reviewing the results and scope of the audit and other services provided by priceline.com's independent auditors. A copy of the Audit Committee's Charter is attached to this proxy statement as Appendix A and is available on the Investor Relations section of the Company's website (www.priceline.com) under the tab "Corporate Governance." The Audit Committee met eleven times in 2003.

        The Compensation Committee of the Board of Directors consists of Messrs. Jeffrey E. Epstein, Marshall Loeb and Ralph M. Bahna. Mr. Epstein has been Chairman of the Compensation Committee since June 2003 and a member of the committee since April 2003. The Compensation Committee's responsibilities include, among other things, setting, or recommending to the Board of Directors for determination, the salary of the Company's Chief Executive Officer, reviewing and approving the compensation of all other "executive officers" of the Company, administering priceline.com's employee benefit plans and making recommendations to the Board of Directors with respect to the Company's incentive compensation plans. A copy of the Compensation Committee's Charter is available on the Investor Relations section of the Company's website (www.priceline.com) under the tab "Corporate Governance." The Compensation Committee met once in 2003.

        Priceline.com's Board of Directors established a Nominating Committee in January 2004 and, in April 2004, invested the committee with additional responsibility for oversight of corporate governance matters. The Nominating and Corporate Governance Committee consists of Messrs. James M. Guyette and Howard W. Barker, Jr. and Ms. Patricia L. Francy. Mr. Guyette has been Chairman since January 2004. The primary purposes of the Nominating and Corporate Governance Committee are to, among other things, recommend individuals to the Board of Directors for nomination, election or appointment as members of the Board of Directors and its committees, consistent with the criteria included in the Company's Corporate Governance Principles, and to take a leadership role in shaping the corporate governance of priceline.com, including developing, recommending to the Board of Directors and reviewing on an ongoing basis the corporate governance principles and practices that should apply to priceline.com. The committee is also responsible for designing the process for the annual self-evaluation of the Board of Directors and makes recommendations to the Board of Directors concerning the structure and membership of the other board committees. A copy of the Nominating and Corporate Governance Committee's Charter and the Company's Corporate Governance Principles are available on the Investor Relations section of the Company's website (www.priceline.com) under the tab "Corporate Governance."

        During 2003, other than Messrs. Epstein, Loeb and Ip, each member of the Board of Directors attended 75% or more of the meetings held by the Board of Directors and each committee member attended 75% or more of the meetings held by the committees on which he or she served. The Company expects directors to make every effort to attend the Company's annual meeting of stockholders. Eight of the twelve members of the Company's Board of Directors attended priceline.com's 2003 annual meeting of stockholders.

Proposal 2

Ratification of Selection of Independent Auditors

        We have selected Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2004. We are submitting our selection of independent auditors for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited our financial statements since July 1997. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

        The Company's Bylaws do not require that the stockholders ratify the selection of our independent auditors. However, we are submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the Board of Directors and the Audit Committee in their discretion may change the appointment at any time during the year if we determine that such a change would be in the best interests of the Company and its stockholders.

        The affirmative vote of the holders of a majority of the outstanding shares present, in person or represented by proxy, and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. The Board of Directors recommends a vote FOR Proposal 2.

Security Ownership of
Certain Beneficial Owners and Management

        The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's common stock, par value $0.008 per share, as of March 31, 2004 by (1) each stockholder known by priceline.com to be the beneficial owner of more than 5% of the Company's common stock; (2) each Director and nominee for Director of priceline.com; (3) all individuals serving as priceline.com's Chief Executive Officer during the fiscal year ended December 31, 2003 and each of priceline.com's other four most highly compensated executive officers (based on salary and bonus during the fiscal year ended December 31, 2003); and (4) all executive officers and Directors as a group.

	SHARES BENEFICIALLY OWNED (a)
NAME OF BENEFICIAL OWNER
	NUMBER	PERCENT
Richard S. Braddock(b)	2,054,225	5.31%
Jeffery H. Boyd(c)	483,308	1.27%
Ralph M. Bahna(d)	58,844	*
Howard W. Barker, Jr(e)	1,481	*
Jeffrey E. Epstein(f)	1,111	*
Patricia L. Francy(g)	1,111	*
James M. Guyette	1,000	*
Edmond Tak Chuen Ip(h)	12,744,435	33.87%
Dominic Kai Ming Lai(i)	6,376,661	16.95%
Marshall Loeb(j)	12,595	*
Nancy B. Peretsman(k)	66,050	*
Ian F. Wade(i)	6,376,661	16.95%
Robert J. Mylod Jr.(l)	199,601	*
Ronald V. Rose(m)	188,113	*
Mitchell L. Truwit(n)	165,307	*
Chris Soder(o)	94,559	*
Cheung Kong (Holdings) Limited(h)	12,744,435	33.87%
Hutchison Whampoa Limited(i)	6,376,661	16.95%
Prince Alwaleed Bin Talal Abdulaziz Al Saud(p)	1,993,567	5.30%
All directors and executive officers as a group (18 persons)(q)	14,239,322	36.72%

* Represents beneficial ownership of less than one percent.

  (a)
  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes sole voting and investment power with respect to securities, except as discussed in the footnotes below. Shares of common stock and options that are currently exercisable or exercisable (or, in the case of restricted common stock, vest) within 60 days after March 31, 2004 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

  (b)
  Mr. Braddock stepped down as Chairman of the Board of Directors and as a director on April 8, 2004. Includes: (1) 1,000 shares owned by Mr. Braddock's immediate family member as to which Mr. Braddock expressly disclaims beneficial ownership; and (2) 1,084,224 shares that Mr. Braddock has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2004.

  (c)
  Includes 348,725 shares that Mr. Boyd has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2004. Does not include 50,000 shares of restricted common stock that have not vested and do not vest within 60 days after March 31, 2004.

  (d)
  Includes 12,428 shares that Mr. Bahna has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2004.

  (e)
  Includes 1,481 shares that Mr. Barker has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2004.

  (f)
  Includes 1,111 shares that Mr. Epstein has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2004.

  (g)
  Includes 1,111 shares that Ms. Francy has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2004.

  (h)
  Includes (1) 2,924,437 shares held by Prime Pro Group Limited and 3,437,969 shares held by Potton Resources Limited, each of which is an indirect wholly owned subsidiary of Cheung Kong (Holdings) Limited; (2) 5,368 shares that Mr. Ip, an Executive Director of Cheung Kong (Holdings) Limited, has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2004; (3) 2,924,437 shares held by Forthcoming Era Limited and 3,437,969 shares held by Ultimate Pioneer Limited, each of which is an indirect wholly owned subsidiary of Hutchison Whampoa Limited; (4) 5,368 shares that Mr. Lai, an Executive Director of Hutchison Whampoa Limited, has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2004; and (5) 8,887 shares that Mr. Wade, the Group Managing Director of the A.S. Watson Group of Hutchison Whampoa Limited, has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2004. Cheung Kong (Holdings) Limited is a 49.97% shareholder of Hutchison Whampoa Limited. Each of Cheung Kong (Holdings) Limited, Potton Resources Limited and Prime Pro Group Limited disclaims beneficial ownership of the shares referred to in clauses (3) through (5) above. Mr. Ip disclaims beneficial ownership of the shares referred to in clauses (1), (3), (4) and (5) above, except to the extent of his pecuniary interest therein. The address of Cheung Kong (Holdings) Limited is 7th Floor, Cheung Kong Center, 2 Queen's Road Central, Hong Kong.

  (i)
  Includes (1) 2,924,437 shares held by Forthcoming Era Limited and 3,437,969 shares held by Ultimate Pioneer Limited, each of which is an indirect wholly owned subsidiary of Hutchison Whampoa Limited; (2) 5,368 shares that Mr. Lai, an Executive Director of Hutchison Whampoa Limited, has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2004; and (3) 8,887 shares that Mr. Wade, the Group Managing Director of the A.S. Watson Group of Hutchison Whampoa Limited, has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2004. Each of Mr. Lai and Mr. Wade disclaims beneficial ownership of the shares beneficially owned by Hutchison Whampoa Limited, Forthcoming Era Limited, Ultimate Pioneer Limited, Cheung Kong (Holdings) Limited, Prime Pro Group Limited, Potton Resources Limited, Mr. Ip and one another except to the extent of his pecuniary interest therein. The address of Hutchison Whampoa Limited is 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong.

  (j)
  Includes: (1) 166 shares held by an immediate family member of Mr. Loeb; (2) 5,208 shares subject to vested options which are held by Mr. Loeb's daughter, as to which Mr. Loeb disclaims beneficial ownership; and (3) 7,220 shares that Mr. Loeb has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2004.

  (k)
  Does not include: (1) 1,301 shares held by Allen & Company Incorporated for the benefit of certain members of Ms. Peretsman's family; (2) 100,000 shares held by the NP 2003 Family Trust; and (3) 5,555 shares held by a foundation for which Ms. Peretsman serves as a trustee. Includes: 12,428 shares that Ms. Peretsman has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2004. Allen & Company Incorporated disclaims beneficial ownership of the shares and options referred to above.

  (l)
  Includes 111,226 shares that Mr. Mylod has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2004. Does not include 33,333 shares of restricted common stock that have not vested and do not vest within 60 days after March 31, 2004.

  (m)
  Includes 173,597 shares that Mr. Rose has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2004.

  (n)
  Includes 165,307 shares that Mr. Truwit has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2004.

  (o)
  Includes 94,559 shares that Mr. Soder has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2004.

  (p)
  According to Form 13G, dated September 28, 2001, filed with the Securities and Exchange Commission (and after giving effect to the June 2003 one-for-six stock split) by His Royal Highness Prince Alwaleed Bin Talal Bin Abdulaziz Al Saud. The address of His Royal Highness Prince Alwaleed Bin Talal Bin Abdulaziz Al Saud is Kingdom Holding Company, P.O. Box 8653, Riyadh, 11492, Kingdom of Saudi Arabia.

  (q)
  Includes shares beneficially owned by all Directors and executive officers of priceline.com, including the named executive officers, as a group. Excludes shares beneficially owned by Mr. Braddock, who stepped down as Chairman of the Board of Directors and as a director on April 8, 2004.

The address of all Directors, officers and other individual stockholders (except as otherwise set forth herein) is 800 Connecticut Avenue, Norwalk, Connecticut 06854.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our Directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of priceline.com common stock and other equity securities of the Company. Officers, Directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2003, our officers, directors and greater than ten percent beneficial owners complied with the Section 16(a) filing requirements.

Director and Executive Compensation

Compensation of Directors

        Directors who are also employees of priceline.com receive no additional compensation for serving on the Board of Directors. In 2004, the Company's Compensation Committee worked with an outside compensation consultant and reviewed, among other things, the compensation paid to the Company's Directors and to directors of comparably situated companies. Based on that review, the Company changed certain elements of the compensation paid to its Directors.

  •
  Non-employee Directors. Non-employee Directors receive an annual retainer of $25,000 and, effective after the Company's 2004 Annual Meeting of Stockholders, an annual grant of 8,000 stock options that vest over three years. In addition, non-employee Directors receive a grant of 8,000 stock options at the time they join the Board of Directors.

  •
  "Independent" Directors. On the first business day following the Company's 2004 Annual Meeting of Stockholders, each of the Company's "independent" directors, as determined by the

    Company's Board of Directors within the meaning of the applicable requirements of the Nasdaq Stock Market, will receive a one-time grant of 2,000 shares of priceline.com restricted common stock. Five hundred shares of the restricted common stock will vest on each of the four anniversaries of the date of grant, if the director is on the Company's Board of Directors on such vesting date. The vesting of the shares of restricted common stock will accelerate if, among other things, the director is not re-nominated for election to the Board of Directors or if the Director retires after the age of 65 or becomes disabled. The Company will require that all "independent" Directors hold at least 2,000 shares of priceline.com common stock (unrestricted or restricted) while they are members of the Company's Board of Directors. In addition, each "independent" Director will receive a grant of 2,000 shares of restricted common stock at the time they join the Board of Directors.

  •
  Committees. The Chairperson of the Company's Audit Committee receives a retainer of $7,500 a year and the Chairperson of the Company's Compensation Committee and Nominating and Corporate Governance Committee will each receive a retainer of $3,500 a year. Effective January 1, 2004, each director receives a fee of $1,250 for each committee meeting attended.

  •
  Chairman of the Board. On April 22, 2004, Ralph Bahna, the Company's Non-Executive Chairperson, received a grant of 10,000 stock options that vest pro rata from April 22, 2004 through December 31, 2004.

        The Company reimburses non-employee Directors for all travel and other expenses incurred in connection with attending Board of Directors and committee meetings.

Compensation of Executive Officers

        The following table shows compensation earned during fiscal 2001, 2002 and 2003 by each of the individuals who served as our Chief Executive Officer during fiscal 2003 and the next four most highly-compensated executive officers serving at the end of fiscal 2003. These people are referred to as the "named executive officers." Unless otherwise indicated, titles shown in the table are titles held as of December 31, 2003.

Summary Compensation Table

	ANNUAL COMPENSATION			LONG-TERM COMPENSATION
NAME AND PRINCIPAL POSITION	YEAR	SALARY($)	BONUS($)	RESTRICTED STOCK AWARDS($)(a)		NUMBER OF SECURITIES UNDERLYING OPTIONS(#)		ALL OTHER COMPENSATION($)
Jeffery H. Boyd, President	2003	300,380	61,458	1,014,000	(b)	50,000		450	(c)
and Chief Executive Officer	2002	300,000	—	—		83,000		—
	2001	304,167	—	—		287,500	(d)	—
Robert J. Mylod Jr.,	2003	300,380	61,458	676,000	(e)	33,333		270	(c)
Chief Financial Officer	2002	300,000	—	—		—		—
	2001	300,000	—	—		20,833		—
Ronald V. Rose,	2003	300,380	61,458	—		20,833		690	(c)
Chief Information Officer	2002	300,000	—	—		—		—
	2001	300,000	—	—		20,833		15,077	(f)
Mitchell L. Truwit,	2003	300,380	61,458	—		—		240	(c)
Chief Operating Officer	2002	270,833	—	—		83,333		—
	2001	250,000	—	—		41,667		—
Christopher L. Soder,	2003	241,952	61,458	—		—		270	(c)
Executive Vice President, Lodging and Vacation Products	2002	225,000	—	—		33,333		—
	2001	225,000	—	—		20,833		10,316	(f)

(a)
Represents the dollar value of May 2003 grant of restricted common stock calculated by multiplying the closing market price of the Company's unrestricted common stock on the date of grant by the number of shares granted. All shares of restricted common stock reflected below were unvested at December 31, 2003 and no dividends were paid on shares of restricted common stock.

(b)
At December 31, 2003, Mr. Boyd held 50,000 unvested shares of restricted common stock having an aggregate value at December 31, 2003 of $895,000. 12,500 shares of the restricted Common Stock vest on June 15, 2004 and 12,500 on each of May 7, 2005, 2006 and 2007. All or a portion, depending on the circumstances, of the shares are subject to accelerated vesting upon a termination for "good reason," as such term is used in Mr. Boyd's employment agreement.

(c)
Represents the imputed value of group term life insurance in excess of $50,000.

(d)
The options granted to Mr. Boyd in 2000 were returned to the Company in the fourth quarter 2000.

(e)
At December 31, 2003, Mr. Mylod held 33,333 unvested shares of restricted common stock having an aggregate value at December 31, 2003 of $596,661. 8,333 shares of the restricted common stock vest on June 15, 2004 and 8,333 on each of May 7, 2005, 2006 and 2007. All or a portion, depending on the circumstances, of the shares are subject to accelerated vesting upon a termination for "good reason," as such term is used in Mr. Mylod's employment agreement.

(f)
Represents payments by priceline.com to a third party financial advisor to provide financial advisory services.

        The following table sets forth information concerning the grant of stock options during the fiscal year ended December 31, 2003 to the named executive officers.

Option Grants in Last Fiscal Year

	INDIVIDUAL GRANTS
						POTENTIAL REALIZABlE VALUE AT ASSUMED ANNUAL RATES OF STOCK PRICE APPRECIATION FOR OPTION TERM ($)(a)
Names	NUMBER OF SECURITIES UNDERLYING OPTIONS GRANTED(#)		% OF TOTAL OPTIONS GRANTED TO EMPLOYEES IN FISCAL YEAR	EXERCISE OR BASE PRICE ($/SH)	EXPIRATION DATE	5%	10%
Jeffery H. Boyd	50,000	(b)	8.8%	20.28	5/7/2013	637,699	1,616,055
Robert J. Mylod Jr.	33,333	(b)	5.9%	20.28	5/7/2013	425,129	1,077,359
Ronald V. Rose	20,833	(c)	3.7%	7.92	1/23/2013	103,766	262,963
Mitchell L. Truwit	—		0.0%	—		—	—
Christopher L. Soder	—		0.0%	—		—	—

(a)
The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(b)
One-third of the shares underlying the options vest and are exercisable one year after the date of grant and the remaining shares underlying the options vest and are exercisable pro rata each month thereafter through May 7, 2006.

(c)
One-third of the shares underlying the options vest and are exercisable one year after the date of grant and the remaining shares underlying the options vest and are exercisable pro rata each month thereafter through January 23, 2006.

        The following table sets forth information concerning the exercise of stock options during the fiscal year ended December 31, 2003, and the fiscal year-end value of stock options, held by the named executive officers.

Aggregated Option Exercises in 2003 and
Fiscal Year-End Option Values

			NUMBER OF SHARES UNDERLYING UNEXERCISED OPTIONS AT 12/31/03 (#)	VALUE OF UNEXERCISED IN- THE-MONEY OPTIONS AT 12/31/03($)(a)
Names	SHARES ACQUIRED ON EXERCISE(#)	VALUE REALIZED($)(b)	EXERCISABLE/ UNEXERCISABLE	EXERCISABLE/ UNEXERCISABLE
Jeffery H. Boyd	—	—	317,590/103,242	125,182/156,484
Robert J. Mylod Jr	—	—	97,221/40,278	273,332/0
Ronald V. Rose	58,334	900,159	161,804/27,778	399,664/207,913
Mitchell L. Truwit	25,000	285,021	145,945/56,136	205,814/156,484
Christopher L. Soder	9,167	100,406	87,035/25,464	104,924/60,742

(a)
Assumes a fiscal year-end market price of $17.90 per share.

(b)
Value before income taxes payable as a result of exercise.

Other

        On November 1, 2000 the Company was served with a complaint that purported to be a shareholder derivative action against its Board of Directors and certain of its current and former executive officers, as well as the Company (as a nominal defendant). The complaint alleged breach of fiduciary duty and waste of corporate assets. The action is captioned Mark Zimmerman v. Richard Braddock, J. Walker, D. Schulman, P. Allaire, R. Bahna, P. Blackney, W. Ford, M. Loeb, N. Nicholas, N. Peretsman, and priceline.com Incorporated 18473-NC (Court of Chancery of Delaware, County of New Castle, State of Delaware). On February 6, 2001, all defendants moved to dismiss the complaint for failure to make a demand upon the Board of Directors and failure to state a cause of action upon which relief can be granted. Pursuant to a stipulation by the parties, an amended complaint was filed on June 21, 2001. Defendants renewed their motion to dismiss on August 20, 2001, and plaintiff served his opposition to that motion on October 26, 2001. Defendants filed their reply brief on January 7, 2002. On December 20, 2002, the Court granted defendants' motion without prejudice. On April 25, 2003, a second amended complaint, adding H. Miller, was filed and a motion seeking leave of court to file the second amended complaint was filed on July 28, 2003. That motion has been fully briefed. The Court has yet to rule on the motion. The Company intends to defend vigorously against this action. The Company is unable to predict the outcome of the suit or reasonably estimate a range of possible loss, if any.

        On November 7, 2003, the Company was served with a complaint that purported to be a shareholder derivative action against its Board of Directors and certain of its current and former executive officers, as well as the Company (as a nominal defendant). The complaint alleged, among other things, breach of fiduciary duty, waste of corporate assets and misappropriation of corporate information. The claims in the complaint appear to be substantially repetitive of the claims pending in the derivative action in Delaware described above. The action is captioned Don Powell v. Richard S. Braddock, Jay S. Walker, Daniel H. Schulman, Paul A. Allaire, Ralph M. Bahna, Paul J. Blackney, William E. Ford, Marshall Loeb, N. J. Nicholas, Jr., Nancy B. Peretsman, and Heidi G. Miller and priceline.com Incorporated (Superior Court, Judicial District of Stamford/Norwalk, State of

Connecticut). On January 28, 2004, defendants Blackney, Nicholas, Peretsman and Loeb moved to dismiss the complaint for lack of personal jurisdiction. On January 29, 2004, defendant Miller moved to dismiss the complaint for lack of personal jurisdiction and for insufficient service of process. On February 27, 2004, defendants Braddock, Walker, Schulman, Allaire, Bahna, Blackney, Loeb, Nicholas, Peretsman, Miller and priceline.com moved to dismiss the complaint for lack of subject matter jurisdiction and defendants Braddock and Schulman also moved to dismiss the complaint for lack of personal jurisdiction and insufficient service of process. The Company intends to defend vigorously against this action. The Company is unable to predict the outcome of this suit or reasonably estimate a range of possible loss, if any.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

        The Company has employment agreements with each of the following named executive officers: Jeffery H. Boyd, the Company's President and Chief Executive Officer and a member of the Company's Board of Directors, Robert J. Mylod Jr., the Company's Chief Financial Officer, Ronald V. Rose, the Company's Chief Information Officer, Mitchell L. Truwit, the Company's Chief Operating Officer and Christopher L. Soder, the Company's Executive Vice President, Lodging and Vacation Products.

        The agreements with Messrs. Boyd, Mylod, Rose and Truwit, which provide for a minimum salary of $300,000 per year for each such executive officer, are year-to-year contracts, with the exception of Mr. Truwit's, which expires in August 2004 and then converts to a year-to-year contract. Each of the agreements provides (a) for the accelerated vesting of certain stock options and (b) an eighteen (18) month period to exercise such stock options, in the event of a termination without "cause," "termination for good reason," "termination for death or disability" or a "change of control" of priceline.com, each as defined in the agreement. The following options are covered by the foregoing provisions: 266,666 fully vested options issued to Mr. Boyd in May 2001 with an exercise price of $30.66; 83,333 fully vested options issued to Mr. Mylod in November 2000 with an exercise price of $14.62; 45,833 fully vested options issued to Mr. Rose in December 2000 with an exercise price of $9.18; and 83,333 options issued to Mr. Truwit in August 2002 with an exercise price of $14.52. In the event of a termination without "cause" or a "termination for good reason," these executive officers will be entitled to receive, among other things, two times his base salary and target bonus, if any, over a twelve month period following his termination. Subject to certain limitations, if severance remuneration payable under the agreements is held to constitute an "excess parachute payment" and the executive officer becomes liable for any tax penalties on that payment, priceline.com will make a cash payment to him in an amount equal to the tax penalties plus an amount equal to any additional tax for which he will be liable as a result of receipt of the payment for such tax penalties and payment for such reimbursement for additional tax. The agreements contain non-solicitation and non-disparagement provisions in the event of such executive officer's termination of employment.

        The term "cause", as used in the employment agreements described above, includes, among other things, (i) willful misconduct by such executive with regard to the Company which has a material adverse effect on the Company; (ii) the willful refusal of such executive to attempt to follow the proper written direction of the Board of Directors or a more senior officer of the Company, provided that the foregoing refusal shall not be "cause" if such executive in good faith believes that such direction is illegal, unethical or immoral and promptly so notifies the Board of Directors or the more senior officer (whichever is applicable); (iii) substantial and continuing willful refusal by such executive to attempt to perform the duties required of him (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to such executive by the Board of Directors or a more senior officer of the Company which specifically identifies the manner in which it is believed that such executive has substantially and continually refused to attempt to perform his duties; or (iv) such executive being convicted of a felony (other than a felony involving a traffic violation or as a result of vicarious liability). A notice by the Company of a non-renewal of the employment agreement will be considered an involuntary termination of such executive without "cause". A notification of a termination for "cause" from the Company to such executive must include a copy of a resolution duly adopted by at least two-thirds (2/3) of the entire membership of the Board of Directors at a meeting of the Board which was called for the purpose of considering such termination and which such executive and his representative had the right to attend and address the Board of Directors, finding that, in the good faith of the Board of Directors, such executive engaged in conduct set forth in the definition of "cause" above and specifying the particulars thereof in reasonable detail.

        The term "good reason", as used in the employment agreements described above, includes, among other things, (i) any material diminution of such executive's positions, duties or responsibilities (except in each case in connection with the termination of such executive's employment for "cause" or disability or as a result of such executive's death, or temporarily as a result of such executive's illness or other absence), or, the assignment to such executive of duties or responsibilities that are inconsistent with such executive's then position; (ii) removal of, or the non-reelection of, such executive from the officer position with the Company specified in the employment agreement without election to a higher position or removal of such executive from any of his then officer position; (iii) a relocation of the Company's executive office in Connecticut to a location more than thirty-five (35) miles from its current location or more than thirty-five (35) miles further from such executive's residence at the time of relocation; (iv) a failure by the Company (A) to continue any bonus plan, program or arrangement in which such executive is entitled to participate (the "Bonus Plans"), provided that any such Bonus Plans may be modified at the Company's discretion from time to time but shall be deemed terminated if (x) any such plan does not remain substantially in the form in effect prior to such modification and (y) if plans providing such executive with substantially similar benefits are not substituted ("Substitute Plans"), or (B) to continue such executive as a participant in the Bonus Plans and Substitute Plans on at least the same basis as to potential amount of the bonus as such executive participated in prior to any change in such plans or awards, in accordance with the Bonus Plans and the Substitute Plans; (v) any material breach by the Company of any provision of the employment agreement; or (vi) failure of any successor to the Company to assume in a writing delivered to such executive upon the assignee becoming such, the obligations of the Company hereunder. In addition, under the terms of Mr. Boyd's employment agreement, a voluntary resignation by Mr. Boyd would be considered a termination for good reason for purposes of his employment agreement.

        The agreement between the Company and Mr. Soder provides certain severance protection in the event of a termination without "cause" or for "good reason." In the event of a termination without "cause" or for "good reason," Mr. Soder will be entitled to receive, among other things, one times his base salary and target bonus, if any, over a twelve month period following his termination. The term "good reason" as used in the agreement, includes any of the following circumstances: (i) material demotion (except in connection with the termination of Mr. Soder's employment for Cause or as a result of his death, or temporarily as a result of his illness or other absence), (ii) a relocation of the Company's executive office in Connecticut to a location more than thirty-five (35) miles from its current location or more than thirty-five (35) miles further from Mr. Soder's residence at the time of relocation; (iii) any material breach by the Company of any provision of Mr. Soder's agreement; or (iv) failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise) to assume in writing delivered to Mr. Soder upon the assignee becoming such, the obligations of the Company under the agreement. The definition of "cause" in Mr. Soder's agreement is substantially similar to the definition of "cause" detailed above. In addition, Mr. Soder's agreement provides for the accelerated vesting of certain options upon a change in control (as defined in priceline.com's 1999 Omnibus plan, as amended) of priceline.com, provided that Mr. Soder is employed by priceline.com at the time of the change in control and six months after the change in control. In addition, in the event Mr. Soder were terminated by the Company without

"cause" within six months following a change in control, the options would become fully exercisable and vested and would remain exercisable and vested until the date that is six months after such termination.

        In May 2003, Messrs. Boyd and Mylod were each granted 50,000 and 33,333, respectively, shares of restricted common stock that vest in equal installments in June 2004 and May 2005, 2006 and 2007. Pursuant to the terms of the grants of restricted common stock approved by the Company's Compensation Committee, the vesting of the shares of restricted common stock will accelerate upon a termination without "cause" or termination for "good reason," both as defined in Messrs. Boyd's and Mylod's employment agreements and summarized above. Upon a termination without "cause" or a termination for "good reason," a pro rata portion of the grant of restricted common stock equal to the number of months elapsed since the date of grant will vest (e.g., if such a termination occurs 27 months after the date of grant, 27/48ths of the grant of restricted common stock would vest). Under the terms of the grant to Mr. Boyd, a voluntary resignation by Mr. Boyd would not trigger an accelerated vesting of the restricted common stock.

        The Company's 1999 Omnibus Plan, as amended (the "1999 Omnibus Plan"), provides that in the event of a change in control of the Company (as defined in the 1999 Omnibus Plan) all options granted prior to April 25, 2000 which were not previously exercisable and vested shall become fully exercisable and vested, and any restrictions relating to such options shall lapse. In general, with the exception of options granted between April and November 2000 and options granted in 2003, options become fully exercisable and vested six months after the date of a change in control, so long as the holder of such options is employed by the Company on the date of the change in control and on the date that is six months from the change in control. The purchaser or purchasers of the Company's assets or stock may elect to deliver to the holders of options granted under the 1999 Omnibus Plan the same kind of consideration that is delivered to the stockholders of the Company as a result of such sale, conveyance or change in control, or the Board of Directors of the Company may cancel all outstanding options in exchange for consideration equal to the higher of the fair market value of the securities the holder of such options would have received had such options been exercised prior to such sale, conveyance or change in control (less the exercise price therefor), and the fair market value of the securities the holder of such options would have received had such options been exercised immediately following such sale, conveyance or change in control (less the exercise price therefor).

Compensation Committee Interlocks and Insider Participation

        As noted above, the Compensation Committee is comprised of three non-employee directors: Messrs. Epstein, Bahna and Loeb. No member of the Compensation Committee is or was formerly an officer or an employee of the Company. No interlocking relationship exists between the Board of Directors or Compensation Committee and the board of directors or the compensation committee of any other company, nor has such interlocking relationship existed in the past.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

        We constitute the Compensation Committee of the Board of Directors of priceline.com Incorporated. The Compensation Committee is composed entirely of non-employee directors who are independent, as determined by the Board of Directors, within the meaning of the applicable requirements of the Nasdaq Stock Market. We are responsible for, among other things, setting, or recommending to the Board of Directors for determination, the salary of the Company's Chief Executive Officer, and reviewing and approving the compensation of all other "executive officers" of the Company. The specific duties and responsibilities of the Compensation Committee are described in the charter of the Compensation Committee, which is available in the Investor Relations section of the Company's website (www.priceline.com) under the Corporate Governance tab.

Compensation Philosophy and Objectives

        The goals of priceline.com's compensation program are to align compensation with the Company's and each executive's business objectives and performance and to enable priceline.com to attract, retain and reward executive officers and other key employees who contribute to priceline.com's long-term success and to motivate them to enhance long-term stockholder value. Priceline.com's compensation emphasizes equity-based incentive compensation through stock options or, in certain instances, restricted stock, rather than high levels of fixed or variable cash compensation.

        We worked with priceline.com's senior executive officers and an outside compensation consultant to develop a compensation program designed to achieve these goals and we approved a compensation program that consists of a mix of salary, bonus and equity incentives, including stock options, and in certain limited circumstances, restricted stock.

Compensation Components

        Base Salary.    We meet at least annually to review and approve each executive officer's salary for the ensuing year. When reviewing base salaries, we consider the following factors: base salaries for comparable positions of a broad peer group, including companies similar in size and business, individual performance against goals, levels of responsibility, breadth of knowledge and prior experience. The relative importance of these factors varies, depending on the individual whose salary is being reviewed.

        Bonuses.    We instituted a performance-based bonus plan for priceline.com in 2003, in which all priceline.com employees were eligible to participate. The proposed bonus plan was presented to, reviewed and approved by the Compensation Committee in December 2002. The Compensation Committee received advice on the proposal from its independent compensation consultant. The bonus pool would be funded only if the Company achieved 2003 earnings per share in excess of a target established in December 2002, which target represented a significant improvement from 2002 results. Based on the terms of the bonus plan, once the Company achieved the earnings target, the bonus pool funded first for the Company's employees and then, only when higher earnings targets were achieved by the Company, for the Company's senior executives. We met early in 2004 to review the Company's financial performance and, based on that performance, approve the overall size of the bonus pool. The Company's senior management then developed individual bonus recommendations, within the limits of amounts allocated to the pool, based on an evaluation of each executive's individual performance and contribution to the business. Bonuses were paid to our five most highly paid executive officers as shown in the Summary Compensation Table in this proxy statement. We reviewed and approved the bonus amounts paid to each of the Company's "executive officers."

        Stock Options.    Priceline.com's stock option plans are designed to provide its employees and directors with an incentive that aligns their interests with those of priceline.com's stockholders in achieving the Company's long-term goals. Initial grants of stock options are generally made to eligible employees upon commencement of employment, with additional grants being made to certain employees periodically or following a significant change in job responsibilities, scope or title. Stock options under the option plans generally vest over a three-year period and expire ten years from the date of grant. The exercise price of options granted under the plans is the fair market value of the Company's common stock on the date of grant.

        The number of stock options granted to each participant under the option plans is generally determined by guidelines reviewed by the Committee. These guidelines combine several factors, including the performance and salary level of each participant as well as the market price of the stock at the time of grant.

        Restricted Stock.    In limited circumstances, we make special restricted stock grants to key performers to provide strong incentives for continued superior services. We believe that grants of restricted stock are effective incentives for our superior performers to remain with the company and that incentive can be more consistent during periods of volatility in our share price.

2003 Compensation for the Chief Executive Officer

        For 2003, we paid Mr. Boyd $300,000 in salary, which is the annual salary rate that has been in effect for him since January 2001 and is required by the terms of his employment agreement. We also paid him a cash bonus of $61,458, due to the Company's over-performance of earnings targets established by the Compensation Committee at the time it established the 2003 bonus plan. In addition, in connection with Mr. Boyd's previous promotion from Co-Chief Executive Officer to Chief Executive Officer, we granted Mr. Boyd 50,000 stock options that vest over a three-year period and 50,000 shares of restricted common stock that vest over a four-year period. As discussed above, we believe that stock options and restricted stock, when used judiciously, are an effective incentive and retention tool and contribute to long-term stockholder value by linking executive pay to the performance of the Company's stock price.

        We considered this level of pay, bonus and long-term equity incentives appropriate given the Company's success, under his leadership, in exceeding its net income targets for the year, and positioning itself for future growth by expanding the appeal of its products through promotion of the hotel product, expanding its package offering and launching a retail airline ticket product.

Section 162(m) of the Internal Revenue Code

        Section 162(m) of the Internal Revenue Code of 1986 limits deductions for federal income tax purposes to $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation." We do not expect this limitation to affect the Company in 2004. The Company reserves the right to utilize compensation plans which will not qualify as "performance-based compensation" and for which deductibility will be so limited.

Compensation Committee
Jeffrey E. Epstein (Chairman)(1) Ralph M. Bahna Marshall Loeb

(1)
Mr. Epstein, has been Chairman of the Compensation Committee since June 2003 and a member of the committee since April 2003.

Performance Measurement Comparison

        The following graph shows the total stockholder return through December 31, 2003 of an investment of $100 in cash on March 30, 1999 (one day following priceline.com's initial public offering) for priceline.com common stock and an investment of $100 in cash on March 30, 1999 for (i) the NASDAQ National Market Index and (ii) the Media General Internet Software and Services Index. The Media General Internet Software and Services Index is an index of 212 stocks representing the Internet industry, including Internet software and services companies and e-commerce companies. Historic stock performance is not necessarily indicative of future stock price performance. All values assume reinvestment of the full amount of all dividends and are calculated as of the last day of each month:

CUMULATIVE TOTAL RETURN
PRICELINE.COM INCORPORATED,
NASDAQ MARKET INDEX AND MG GROUP INDEX

ASSUMES $100 INVESTED ON MAR. 30, 1999
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 2003

Measurement Point	priceline.com Incorporated	Media General Internet Software and Services Index	NASDAQ
03/30/99	100.00	100.00	100.00
03/31/99	120.11	100.00	100.00
06/30/99	167.48	100.70	108.81
09/30/99	93.48	97.45	110.58
12/31/99	68.66	177.25	163.32
03/31/00	115.94	173.33	185.83
06/30/00	55.05	108.70	159.83
09/30/00	17.21	97.56	147.49
12/31/00	1.90	42.07	99.12
03/31/01	3.67	25.80	74.73
06/30/01	13.12	33.10	87.58
09/30/01	5.49	17.44	60.82
12/31/01	8.43	26.16	79.27
03/31/02	7.58	22.52	75.14
06/30/02	4.04	17.09	60.26
09/30/02	2.12	13.41	48.34
12/31/02	2.32	17.21	55.20
3/31/03	2.38	20.15	55.49
6/30/03	5.38	26.94	67.20
9/30/03	7.01	31.20	74.23
12/31/03	4.32	35.16	83.15

        In the second half of 2000, priceline.com experienced a decrease in the momentum of its business as a result of a number of events. As a result, the Company formulated a turnaround plan with the intention of increasing the Company's operating efficiencies and refocusing its business and resources principally on its core travel product. An investment of $100 in cash on January 1, 2001 in (a) priceline.com common stock, (b) the NASDAQ National Market Index and (c) the Media General Internet Software and Services Index would be worth approximately $227, $84 and $84, respectively, on December 31, 2003.

Certain Relationships and Related Transactions

        The Company was founded as a limited liability company in July 1997 and converted to a corporation in July 1998. In connection with this conversion, all equity units issued by the Company's predecessor were converted into an equal number of shares of common stock. The following discussion does not distinguish between the Company and its predecessor and the common stock and the equity units of the Company's predecessor. The information set forth below also reflects a 1.25-for-one stock split of the common stock on March 26, 1999 and a one-for-six reverse stock split effected on June 16, 2003.

International Licensees

        Asia.    Hutchison Whampoa Limited and Cheung Kong (Holdings) Limited, which is a 49.97% shareholder of Hutchison Whampoa Limited, owned approximately 34% of the Company's outstanding common stock as of December 31, 2003 and have the right to appoint three representatives to the Board of Directors. Ian F. Wade and Dominic Kai Ming Lai are Hutchison Whampoa Limited's representatives on the Board of Directors and Edmond Tak Chuen Ip is Cheung Kong (Holdings) Limited's representative on the Board of Directors.

        In June 2000, the Company entered into definitive agreements with subsidiaries of Hutchison Whampoa Limited to introduce the Company's services to several Asian markets. Under the terms of the agreements, the Company licenses its business model and provides its expertise in technology, marketing and operations to Hutchison-Priceline Limited. Hutchison-Priceline Limited reimburses the Company for the cost of services provided and is required to pay the Company a licensing fee for any year in which Hutchison-Priceline Limited achieves profitability. The Company and Hutchison Whampoa Limited currently own approximately 15% and 85%, respectively, of the outstanding equity securities of Hutchison-Priceline Limited. Jeffery H. Boyd, the Company's President and Chief Executive Officer, is priceline.com's representative on the board of directors of Hutchison-Priceline Limited.

        Europe.    Priceline.com europe Ltd. (together with priceline.com Europe Holdings, N.V., "Priceline.com Europe") is a wholly-owned subsidiary of priceline.com that was established to provide travel services to several European markets. Priceline.com Europe offers Name Your Own Price®hotels, and, through third-party partners, airfare, vacation packages and car hire at disclosed prices. From its inception until December 2003, the other investors in priceline.com europe Ltd. included affiliates of General Atlantic Partners, LLC and certain individual investors. In the fourth quarter of 2003, the Company purchased all of the interest in Priceline.com Europe that it did not already own for approximately $312,000. William Ford, a principal of General Atlantic Partners, LLC, was a member of the Company's Board of Directors from 1998 until he resigned from the Board of Directors in January 2003.

Pricelinemortgage.com

        The Company offers home financing services through pricelinemortgage.com, a broker and/or lender of residential mortgage loans that utilizes the Company's Name Your Own Price® business model. The Company owns a 49% equity interest in pricelinemortgage.com and holds two seats on its board of directors. Pricelinemortgage.com is controlled by EverBank Financial Corp., a federally chartered savings association supervised by the Office of Thrift Supervision and a wholly owned subsidiary of Alliance Partners, L.P. Alliance Partners provides management services to pricelinemortgage.com, including the procurement of personnel and office space and assistance in obtaining regulatory approvals. At December 31, 2003, the carrying value of the Company's investment in pricelinemortgage.com was $9.4 million. The Company earned advertising fees from pricelinemortgage.com of $534,210 in 2003. Robert J. Mylod Jr., the Company's Chief Financial Officer,

is a director of, and an investor in, Alliance Capital Partners Inc., the parent company of Alliance Partners, L.P. In 1997, Mr. Mylod invested $50,000 in Alliance Capital Partners Inc. and his investment represents less than 1/10th of one percent of Alliance Capital Partner Inc.'s outstanding common stock.

Allen & Company LLC

        On July 31, 2002, the Company announced that its Board of Directors authorized the repurchase of up to $40 million of the Company's common stock from time to time in the open market or in privately negotiated transactions. During 2003, the Company repurchased 690,000 shares of its common stock as part of its stock repurchase program. In connection with the repurchase, Allen & Company LLC acted as the Company's broker and received $20,700 in commissions. In addition, from time to time, Allen & Company LLC has advised the Company on certain financial and strategic issues. Nancy B. Peretsman is a Managing Director and Executive Vice President of Allen & Company LLC.

Club Quarters

        Ralph Bahna has been a stakeholder in and President of Masterworks Development Corp., a general partnership founded to develop an international group of hotels named Club Quarters, since 1992. During the year ended December 31, 2003, priceline.com customers purchased hotel room nights offered by Club Quarters. The room nights sold by Club Quarters to priceline.com customers during 2003 represented approximately 0.35% of the total hotel room nights sold by all hotel suppliers through priceline.com during 2003. Club Quarters received approximately $1,554,848 in connection with the sales of hotel room nights through priceline.com in 2003, which represented significantly less than five percent of Masterwork Development Corp.'s consolidated gross revenues in 2003.

Other Transactions

        The Company has granted registration rights to certain stockholders and warrant holders, including Mr. Braddock, the Company's former Chairman, Mr. Walker, priceline.com's founder, and certain affiliates of Mr. Walker including Walker Digital and The Jay S. Walker Irrevocable Credit Trust, investment entities affiliated with General Atlantic Partners, LLC, Vulcan Ventures Incorporated, Delta Air Lines, Inc., Hutchison Whampoa Limited and Cheung Kong (Holdings) Limited. Up to all of the shares held by said stockholders, exclusive of options granted to them under the 1999 Omnibus Plan and the 1997 Omnibus Plan or acquired in the public market, are entitled to registration rights. See "Security Ownership Of Certain Beneficial Owners and Management." Additional shares acquired by these individuals or entities while an affiliate of the Company may also be entitled to registration rights under the registration rights agreements. In addition, the holders of the securities registrable pursuant to the agreements may be entitled under the agreements, subject to certain limitations, to require the Company to include their registrable securities in future registration statements the Company files. Registration of shares of common stock pursuant to the rights granted in these agreements will result in such shares becoming freely tradeable without restriction under the Securities Act of 1933. All registration expenses incurred in connection with the above registrations will be borne by the Company.

Indemnification Of Directors And Executive Officers And Limitation Of Liability

        Section 145 of the Delaware General Corporation Law authorizes a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the federal securities laws.

        As permitted by Delaware law, the Company's amended and restated certificate of incorporation includes a provision that eliminates the personal liability of its Directors for monetary damages for breach of fiduciary duty as a Director, except for liability (1) for any breach of the Director's duty of loyalty to the Company or its stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or (4) for any transaction from which the Director derived an improper personal benefit.

        As permitted by Delaware law, the Company's amended and restated certificate of incorporation, provides that (1) the Company is required to indemnify its Directors and officers to the fullest extent permitted by Delaware law, subject to certain very limited exceptions; (2) the Company is permitted to indemnify its other employees to the extent that it indemnifies its officers and Directors, unless otherwise required by law, its amended and restated certificate of incorporation, its by-laws or agreements; (3) the right to indemnification includes the right to be paid expenses incurred in connection with a legal proceeding in advance of its final disposition; and (4) the rights conferred in the amended and restated certificate of incorporation are not exclusive.

Report of the Audit Committee of the Board of Directors

        The Audit Committee has the responsibility to oversee and review the preparation of the Company's consolidated financial statements, the Company's system of internal controls and the qualifications, independence and performance of its independent auditors. The Audit Committee has the sole authority and responsibility to select, evaluate and, when appropriate, replace the Company's independent auditors. Priceline.com's Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached to this proxy statement as Appendix A. Each member of the Audit Committee is an independent director as determined by priceline.com's Board of Directors, based on the NASDAQ Stock Market's listing rules. Each member of the committee also satisfies the Securities and Exchange Commission's additional independence requirements for members of audit committees. In addition, the Company's Board of Directors has determined that Howard W. Barker, Jr. is an "audit committee financial expert," as defined by SEC rules.

        Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of the consolidated financial statements in accordance with generally accepted accounting principles. The Audit Committee's responsibility is to oversee and review these processes. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance or professional opinion as to the sufficiency of the external audits, whether the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles or on the effectiveness of the system of internal control.

        The Audit Committee met eleven times in 2003.

Review and Discussions with Management

        The Audit Committee has reviewed and discussed priceline.com's audited financial statements for the three years ended December 31, 2003 with management.

Review and Discussions with Independent Accountants

        The Audit Committee has discussed with Deloitte & Touche LLP, priceline.com's independent auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards) which includes, among other items, matters related to the conduct of the audit of priceline.com's financial statements.

        The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee) and has discussed with Deloitte & Touche LLP its independence with respect to

priceline.com. In addition, the Audit Committee has considered whether Deloitte & Touche LLP's provision of non-audit services is compatible with maintaining their independence. The Audit Committee's meetings include, whenever appropriate, executive sessions with Deloitte & Touche LLP without the presence of the Company's management.

Conclusion

        Based on the review and discussions referred to above, and the Audit Committee's review of the representations of management and the report of the independent accountants, the Audit Committee recommended to priceline.com's Board of Directors that priceline.com's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Howard W. Barker, Jr., Chairman Jeffrey E. Epstein Patricia L. Francy

Statement of Corporate Governance

        The Company monitors developments in the area of corporate governance and reviews its processes and procedures in light of such developments. As part of those efforts, the Company reviews new federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002, as well as rules adopted by the SEC and the Nasdaq Stock Market. The Company implements other corporate governance practices that it believes are in the best interest of the Company and its stockholders. The Company's corporate governance principles, Code of Business Conduct and Ethics and the charters for the Audit, Compensation and Nominating and Corporate Governance Committees are available on our website at www.priceline.com.

        Six members of the Company's Board of Directors, representing a majority, are "independent," as determined by priceline.com's Board of Directors, based on the NASDAQ Stock Market's listing rules. The independent directors conduct at least two regularly scheduled executive sessions each year. Each member of the Audit, Compensation and Nominating and Corporate Governance Committees is "independent" within the meaning of the rules of the SEC and Nasdaq Stock Market. The charter of each Committee conforms to the applicable Nasdaq Stock Market standards, and each committee periodically reviews its charter, as regulatory developments and business circumstances warrant. Each of the committees may from time to time consider revisions to their respective charters to reflect evolving best practices.

        The Company has adopted a Code of Business Conduct and Ethics and requires all employees to adhere to the Code in discharging their work-related responsibilities. In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures to receive, retain and treat complaints received by the Company regarding accounting, internal controls or auditing matters, and to allow for the confidential, anonymous submission by the employees of concerns regarding accounting or auditing matters. A description of these procedures is available on the Investor Relations Section of our website located at www.priceline.com under the Corporate Governance tab. Stockholders may contact any of the Company's directors, a committee of the Board of Directors, the Board of Directors' non-employee directors as a group, or the Board of Directors as a whole by writing to them c/o Office of the General Counsel, priceline.com Incorporated, 800 Connecticut Avenue, Norwalk, Connecticut 06854. Communications received in this manner will be handled in accordance with procedures developed and approved by a majority of the Company's "independent" directors.

        The Nominating and Corporate Governance Committee identifies, evaluates and recommends director candidates to the Board of Directors. In identifying and recommending nominees for positions on the Board of Directors, the Nominating and Corporate Governance Committee places primary emphasis on the criteria set forth under "Selection of Directors—Nominations and Appointments" in our Corporate Governance Principles, namely: (i) highest personal and professional ethics and integrity; (ii) relevant business, professional or managerial skills and experience (including team-building and communication skills) useful to the oversight of the Company's business; (iii) demonstrated leadership skills through involvement in business, professional, charitable or civic affairs; (iv) current knowledge and contacts in the communities in which the Company does business and in the Company's industry or other industries relevant to the Company's business; (v) ability and willingness to commit adequate time to fulfilling Board and committee duties and responsibilities; (vi) ability and willingness to exercise independent judgment, ask probing questions and express tough opinions; (vii) the fit of the individual's expertise, skills, knowledge, experience and personality with those of other directors and potential directors in building a Board of Directors that is effective, collegial and responsive to the needs of the Company; and (viii) diversity of viewpoints, backgrounds, experiences and other demographics.

        The Nominating and Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of priceline.com and the composition of the Board of Directors. Members of the Nominating and Corporate Governance Committee discuss and evaluate possible candidates in detail, and suggest individuals to explore in more depth. Outside consultants may also be employed to help in identifying candidates. Once a candidate is identified whom the committee wants to seriously consider and move toward nomination, the Chairperson of the Nominating and Corporate Governance Committee, or his or her designee, enters into a discussion with that nominee. The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. The policy adopted by the Nominating and Corporate Governance Committee provides that nominees recommended by stockholders are given appropriate consideration in the same manner as other nominees. Stockholders who wish to submit nominees for director for consideration by the Nominating and Corporate Governance Committee for election at our 2005 Annual Meeting of stockholders may do so by submitting in writing such nominees' names, in compliance with the procedures and along with the other information required by our By-laws, to the Secretary of our Board of Directors, c/o Office of the General Counsel, priceline.com Incorporated, 800 Connecticut Avenue, Norwalk, Connecticut, no earlier than March 3, 2005 and no later than April 2, 2005.

Auditor Independence

        Deloitte & Touche LLP are the Company's independent auditors. The aggregate fees billed for professional services by Deloitte & Touche LLP in 2003 and 2002 were as follows:

        Audit Fees.    The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for the audit of the Company's consolidated financial statements included in Form 10-K and review of financial statements included in Form 10-Qs, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, were $660,145 for the year ended December 31, 2003 and $408,960 for the year ended December 31, 2002.

        Audit Related Fees.    The aggregate fees billed for assurance and related services by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of priceline.com's financial statements and are not reported under "Audit Fees" above were $94,411 for the year ended December 31, 2003 and $137,420 for the year ended December 31, 2002. Audit Related services included services for matters such as audits of employee benefit plans and statutory audits in the United Kingdom.

        Tax Fees.    The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for tax compliance, tax advice and tax planning were $546,206 for the year ended December 31, 2003 and $606,583 for the year ended December 31, 2002. Tax related services included preparation of tax returns and consultation related to tax compliance and state and local tax regulatory matters.

        All Other Fees.    The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for products and services not described above were $59,590 for the fiscal year ended December 31, 2003. Other services were to perform procedures agreed upon by priceline.com and one of its credit card vendors to ensure compliance with certain contractual requirements. There were no fees billed by Deloitte & Touche LLP for other services rendered during the year ended December 31, 2002.

        Pre-Approval Policies and Procedures.    The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit work performed by Deloitte & Touche LLP. All audit related services, tax services and other services must be pre-approved by the Audit Committee. In accordance with the Company's policy and applicable SEC rules and regulations, the Audit Committee or its Chairperson pre-approves services provided to the Company by Deloitte & Touche LLP ("Auditor Services"). Pre-approval is detailed as to the particular service or category of services. If Auditor Services are required prior to a regularly scheduled Audit Committee meeting, the Audit Committee Chairperson is authorized to approve such services, provided that they are consistent with the Company's policy and applicable SEC rules and regulations, and that the full Audit Committee is advised of such services at the next regularly scheduled Audit Committee meeting. Deloitte & Touche LLP and management periodically report to the Audit Committee regarding the extent of the Auditor Services provided by Deloitte & Touche LLP in accordance with this pre-approval, and the fees for the Auditor Services performed to date. All audit related services, tax services and other services described above were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm's independence in the conduct of its auditing functions.

Other Matters

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

Appendix A

priceline.com Incorporated
Audit Committee Charter

INTRODUCTION AND PURPOSE

        The Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting and financial reporting practices and the audits of the Company. It may also have such other duties as may from time to time be assigned to it by the Board. In general, its activities include:

  •
  Overseeing the Company's relationship with the independent auditors, including discussing with the auditors the overall scope, plans and fees of the annual audit, receiving and reviewing audit reports, and providing the auditors full access to the Committee to report on any and all appropriate matters.

  •
  Discussing with a representative of management and the independent auditors: (1) the financial information contained in the Company's Annual Report on Form 10-K prior to its filing, (2) the Company's year-end earnings announcement, and (3) the results of the audit of such information by the independent auditors. These discussions may be held with the Committee as a whole or with the Committee chair in person or by telephone.

  •
  Discussing with a representative of management and the independent auditors: (1) the interim financial information contained in the Company's Quarterly Report on Form 10-Q prior to its filing, (2) the Company's Quarterly earnings announcements, and (3) the results of the review of such information by the independent auditors. These discussions may be held with the Committee as a whole or with the Committee chair in person or by telephone.

  •
  Reviewing internally or third-party prepared reports on internal controls, including any internal audit activities and discussing with management and the independent auditors the results of such reports.

  •
  Discussing with management and the independent auditors the quality and adequacy of, and compliance, with the Company's internal control over financial reporting.

  •
  Discussing with management and/or the Company's general counsel any legal matters (including the status of pending litigation) that may have a material impact on the Company's financial statements, and any material reports or inquiries from regulatory or governmental agencies.

        The Committee's job is one of oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements and for the effectiveness of internal control over financial reporting. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of the Company's annual financial statements, reviews of the Company's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, annually auditing management's assessment of the effectiveness of internal control over financial reporting (commencing in the fiscal year ending December 31, 2004), and other procedures. The Committee and the Board recognize that management and the independent auditors have more resources and time, and more detailed knowledge and information regarding the Company's accounting, auditing, internal control and financial reporting practices than the Committee does; accordingly the Committee's oversight role does not provide any expert or special assurances as to the financial statements and other financial information provided by the Company to its stockholders and others.

        The independent auditors shall submit to the Committee annually a formal written statement of the fees billed in each of the last two fiscal years for each of the following categories of services rendered by the independent auditors: (i) the audit of the Company's annual financial statements and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q or services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements; (ii) assurance and related services, not included in clause (i), that are reasonably related to the performance of the audit or review of the Company's financial statements, in the aggregate and by each service; (iii) tax compliance, tax advice and tax planning services, in the aggregate and by each service; and (iv) all other products and services rendered by the independent auditors, in the aggregate and by each service.

RESPONSIBILITIES:

        Although the Committee may wish to consider other duties from time to time, the general recurring activities of the Committee in carrying out its oversight role are described below. The Committee shall be responsible for:

  •
  Making all decisions relating to appointing, compensating, overseeing and retaining the independent auditors and any registered public accounting firm engaged (or nominated for stockholder approval) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company. The Committee shall have sole authority to engage in these activities, including the resolution of disagreements between management and the independent auditors. The independent auditors shall report directly to the Committee and are ultimately accountable to the Board and the Committee as representatives of the stockholders.

  •
  Discussing with management the timing and process for implementing the rotation of the lead audit partner, the concurring partner and any other active audit engagement team partner, and considering whether there should be a regular rotation of the audit firm itself.

  •
  Evaluating the performance of the independent auditors and, where appropriate, replacing such auditors.

  •
  Obtaining annually from the independent auditors a formal written statement describing all relationships between the auditors and the Company, consistent with Independence Standards Board Standard No. 1. The Committee shall actively engage in a dialogue with the independent auditors with respect to any relationships that may impact the objectivity and independence of the auditors and shall take or recommend that the Board take appropriate actions to oversee and satisfy itself as to the auditors' independence.

  •
  Reviewing the annual audited financial statements and discussing them with management and the independent auditors. These discussions shall include the matters required to be discussed under Statement of Auditing Standards No. 61 as may be modified or supplemented and other such inquiries as the Committee or the independent auditors shall deem appropriate. Based on such review, the Committee shall make its recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K.

  •
  Issuing annually a report to be included in the Company's proxy statement as required by the rules of the Securities and Exchange Commission.

  •
  Pre-approving all audit and non-audit services to be provided by the independent auditor. The Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Committee at its next scheduled meeting.

  •
  Obtaining from the independent auditors in connection with any audit a timely report relating to the Company's annual audited financial statements describing all critical accounting policies and practices used, all alternative treatments of financial information within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors and management, and any material written communications between the independent auditors and management, such as any "management" letter or schedule of unadjusted differences.

  •
  Inquiring of the Company's chief executive officer and chief financial officer as to the existence of any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

  •
  Establishing hiring policies for employees or former employees of the independent auditors.

  •
  Establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

  •
  Reviewing and approving all related party transactions (defined as transactions required to be disclosed by Item 404 of Regulation S-K) on an on-going basis.

  •
  Reviewing and reassessing the adequacy of this charter on an annual basis and recommending any changes to the full Board of Directors.

RESOURCES AND AUTHORITY OF THE AUDIT COMMITTEE

        The Audit Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special or independent counsel, accountants or other experts and advisors, as it deems necessary or appropriate, without seeking approval of the Board or management.

        The Company shall provide for appropriate funding, as determined by the Committee, in its capacity as a committee of the Board, for payment of:

  1.
  Compensation to the independent auditors and any other public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

  2.
  Compensation of any advisers employed by the Committee; and

  3.
  Ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

COMPOSITION AND ORGANIZATION

        The membership of the Committee shall consist of at least three directors, and the composition of the Committee shall comply with the rules of National Association of Securities Dealers, Inc. ("NASD") and the Sarbanes Oxley Act of 2002 (the "2002 Act") with regard to the independence and financial literacy of Committee members. Pursuant to the 2002 Act, the Committee will contain at least one Committee member who is an "audit committee financial expert", as defined by the Securities and Exchange Commission.

        The Committee shall maintain free and open communication with the independent auditors, any internal auditors and Company management. In discharging its oversight role, the Committee is empowered to investigate any matter relating to the Company's accounting, auditing, internal control or financial reporting practices brought to its attention, with full access to all Company books, records, facilities and personnel.

        One member of the Committee shall be appointed as chair by the Board. The chair shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, approving agendas and making regular reports to the Board. The chair will also maintain regular liaison with the Chief Executive Officer, Chief Financial Officer and the lead independent audit partner. At least quarterly the Committee shall have separate private meetings with the independent auditor, management and the director of the internal auditing department.

        Adopted:    January 26, 2004

The Board Of Directors recommends a vote FOR each of the nominees for director listed below. The Board Of Directors recommends a vote FOR Proposal 2.						Please Mark Here for Address Change or Comments SEE REVERSE SIDE		☐

Proposal 1:	To elect eleven directors to hold office until the next annual meeting of stockholders or until their respective successors are elected and qualified.			Proposal 2:	To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for our fiscal year ending December 31, 2004.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Nominees:	01 Jeffery H. Boyd 03 Howard W. Barker, Jr. 05 Patricia L. Francy 07 Edmond Tak Chuen Ip 09 Marshall Loeb 11 Ian F. Wade	02 Ralph M. Bahna 04 Jeffrey E. Epstein 06 James M. Guyette 08 Dominic Kai Ming Lai 10 Nancy B. Peretsman	FOR all nominees listed (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees listed ☐	Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/isd for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

To withhold authority to vote for any nominee, write that nominee's name below:					TO HELP OUR PREPARATIONS FOR THE MEETING, PLEASE CHECK HERE IF YOU PLAN TO ATTEND			☐

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE U.S.

EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. HOWEVER, IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

Signature	Signature	Date

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

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Electronic versions of the priceline.com Incorporated Annual Report and Proxy Statement are available at www.priceline.com under Investor Relations.

If you have not received printed copies of the Annual Report and Proxy Statement along with this proxy card, you indicated your consent on last year's proxy card to no longer receive these materials.

priceline.com Incorporated

PROXY SOLICITED BY BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 1, 2004

        The undersigned hereby appoints ROBERT J. MYLOD JR. and PETER J. MILLONES, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of priceline.com Incorporated that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of priceline.com Incorporated to be held on Tuesday, June 1, 2004, at 2:00 p.m. local time, at The Clarion Hotel, 789 Connecticut Avenue, Norwalk, Connecticut 06854, and at any and all continuations and adjournments of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

        UNLESS YOU INDICATE OTHERWISE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS.

Address Change/Comments (Mark the corresponding box on the reverse side)

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QuickLinks

priceline.com Incorporated 800 Connecticut Avenue Norwalk, Connecticut 06854 PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY JUNE 1, 2004 INFORMATION CONCERNING SOLICITATION AND VOTING
Proposal 1 Election of Directors
Proposal 2 Ratification of Selection of Independent Auditors
Security Ownership of Certain Beneficial Owners and Management
Director and Executive Compensation
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises in 2003 and Fiscal Year-End Option Values
Employment Contracts, Termination of Employment and Change-in-Control Arrangements
Compensation Committee Interlocks and Insider Participation
Report of the Compensation Committee of the Board of Directors on Executive Compensation
Performance Measurement Comparison
CUMULATIVE TOTAL RETURN PRICELINE.COM INCORPORATED, NASDAQ MARKET INDEX AND MG GROUP INDEX
Certain Relationships and Related Transactions
Report of the Audit Committee of the Board of Directors
Statement of Corporate Governance
Auditor Independence
Other Matters
priceline.com Incorporated Audit Committee Charter